SkinTE™

Calendar Third Quarter 2020 Financial Results

November 9, 2020

PolarityTE®
Where Self Regenerates Self®

Forward Looking Statements

This presentation contains forward-looking statements and projections. PolarityTE, Inc., (the "Company") makes no express or implied representation or warrant as to the completeness of this information or, in the case of projections, as to their attainability or the accuracy and completeness of the assumptions from which they are derived, and it is expected that each prospective investor will pursue his, her or its own independent investigation. It must be recognized that estimates of the Company's performance are necessarily subject to a high degree of uncertainty and may vary materially from actual results. In particular, this presentation contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places in this presentation and include, but are not limited to, statements regarding the Company's plans, intentions, beliefs, expectations and assumptions, as well as other statements that are not necessarily historical facts. The company commonly uses words in this presentation such as "will," "may," "plans," "potential," "preliminary," "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions to identify forward-looking statements and projections. You are cautioned that these forward-looking statements and projections are not guarantees of future performance and involve risks and uncertainties. The Company's actual results could differ materially due to the impact of the COVID-19 pandemic, which cannot be predicted, and the risk factors and other items described in more detail in the "Risk Factors" section of the Company's Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov). The information contained in this presentation describes several, but not necessarily all, important factors that could cause these differences. Any forward-looking statement in this presentation reflects our current view with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, industry and future growth. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

Opening Remarks

David Seaburg, Chief Executive Officer

Progress Update

BLA Preparation

- Submitted pre-IND briefing materials to FDA in August
- Received FDA feedback in October
- Actively developing plan towards submitting IND with multiple indications

Streamlined Operations and Capital Efficiency

- Q3:20 operational cash burn: 43% lower vs Q3:19
- Q3:20 G&A expenses: 61% lower vs Q3:19
- Q3:20 sales and marketing expenses: 68% lower vs Q3:19

→ **Continued focus on cash management**

Q3:20 Revenue

- **Total Revenues:** ~$3.34 million; up 47% QoQ
- **SkinTE Revenue:** ~$1.16 million; up 22% QoQ
- **Contract Services Revenue:** ~$2.18 million; up 65% QoQ
  - Includes ~$1.75 million from COVID-19 test processing

SkinTE™

Regulatory Update

Richard Hague, President & COO

PolarityTE®
Where Self Regenerates Self®

Financials

Jake Patterson, Interim CFO

Financials

In US$ '000 (except per share figures)	3Q 2020	2Q 2020	1Q 2020	4Q 2019	3Q 2019
Total Revenues	3,337	2,266	933	1,466	1,395
Products	1,156	944	428	714	839
Services	2,181	1,322	505	753	556
R&D	(2,698)	(3,164)	(3,373)	(3,325)	(2,956)
G&A	(6,264)	(5,211)	(11,057)	(14,890)	(16,044)
S&M	(1,606)	(2,024)	(3,694)	(4,058)	(4,988)
Cash flow used in Operations	(6,757)	(11,559)	(13,854)	(15,998)	(11,861)
Cash Investment into PPE	(55)	(171)	(999)	(387)	(276)
Cash, Cash Equivalents and ST Investments	23,186	30,504	39,514	29,240	45,948

SkinTE™

Questions

David Seaburg, CEO
Richard Hague, President & COO
Jake Patterson, Interim CFO
Nikolai Sopko, MD, PhD, Chief Scientific Officer

PolarityTE®
Where Self Regenerates Self®

About SkinTE™

SkinTE is a human cellular and tissue-based product derived from a patient's own skin (autologous) intended for the repair, reconstruction, replacement, or supplementation of skin tissue. Aseptic surgical procedures and handling during skin harvest, wound preparation, and SkinTE deployment are mandatory.

SkinTE is currently marketed as a human cell, tissue, and cellular and tissue-based product regulated solely under Section 361 of the Public Health Service Act (PHS Act) and 21 CFR Part 1271 (i.e., as a 361 HCT/P). PolarityTE plans to file an investigational new drug application (IND) with FDA followed by a biologics license application (BLA) to have SkinTE regulated as a biologic under the federal Food Drug & Cosmetic Act and Section 351 of the PHS Act (i.e., as a 351 HCT/P), and will propose to FDA a plan for transitioning SkinTE from a 361 HCT/P to a 351 HCT/P.

Important Safety Information

SkinTE is donated human tissue for autologous, single application use only. SkinTE has not been evaluated for infectious substances. SkinTE may contain trace amounts of antibiotics (e.g., gentamicin), which may potentially cause an adverse effect in patients who are hypersensitive or allergic to antibiotics. For patients sensitive to or allergic to gentamicin, alternative processing is available with prior notice. Patients with multiple comorbidities, or who have any condition that could compromise recipient site vascularity and wound healing, should be carefully evaluated prior to using SkinTE. Such conditions may prevent successful outcomes or lead to suboptimal results. Failure to ensure proper aseptic technique may result in contamination of the harvested skin, donor site, tissue product and/or wound bed, and could result in potential adverse events including local, regional, or systemic infection, failure of the graft to take upon deployment, failure of skin to heal and/or regenerate, deleterious effects on potential surrounding or adjacent reconstructions including infection, failure of adjacent grafted material to take and heal, the need for further surgical operations(s), and/or debridement or other serious injuries or death. Failure to follow instructions may lead to suboptimal outcomes, product failure and/or patient harm. Outcomes may vary. Risks also include those associated with skin grafting such as graft failure, infection, and/or effects on adjacent tissue or reconstructions.